EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this 1st,day of May , 2007, between Peter Nielsen (“Executive”) and BIO-PATH, Inc. (the “Company”).

1.             Effective Date of Agreement. The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement.

2.             At Will Employment. The Company agrees to employ Executive, and Executive agrees to serve the Company, on an “at will” basis, which means that either the Company or Executive may terminate Executive’s employment with the Company at any time and for any or no reason.

3.             Title; Capacity. The Company will employ Executive, and Executive agrees to work for the Company, as its President and Chief Executive Officer to perform the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board of Directors of the Company (the “Board”) shall from time to time reasonably assign to him. Executive shall report to the Board and shall be subject to the supervision of, and shall have such authority as is delegated to him by the Board, which authority shall be sufficient to perform his duties hereunder. Executive shall devote his full business time and reasonable best efforts in the performance of the foregoing services, provided that he may accept Board memberships (following disclosure to, review by, and approval of the Board) or perform services for charitable organizations that are not in conflict with his primary responsibilities and obligations to the Company, in the discretion of the Company.

4.	Compensation and Benefits.

4.1           Salary. The Company shall pay Executive an annual base salary of $200,000, payable monthly on the first of each and every month Such salary thereafter shall be subject to annual review and upward adjustment as determined in the discretion of the Board and/or President and CEO in each calendar year consistent with the management compensation practices and policies of the Company.

4.2           Annual Incentive. Executive will be eligible to receive an annual cash performance bonus of between 10% and 20% of Executive’s annual base salary, in the sole discretion of the Board and based upon a set of tangible and intangible milestones and objectives.

4.3           Fringe Benefits. Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its executive employees, if any, to the extent that Executive’s position, tenure, salary, age, health and other qualifications make him eligible to participate, including, but not limited to, health care plans, life insurance plans, dental care plans, disability income plans, supplemental retirement plans, and all other benefit plans from time to time in effect generally for executives and/or employees of the Company. The Company shall pay 100% of the premium cost for health insurance coverage for the first year of the Executive and Executive’s spouse participation in the plan. Thereafter, the Executive shall be subject to all such fringe benefits as defined by the Company’s employee manual, if any, and approved management and compensation policies and procedures. Executive shall also be entitled to take fully paid vacation in accordance with Company policy.

4.4           Reimbursement of Business Expenses. Executive shall be reimbursed in accordance with Company policy for such reasonable business expenses as Executive documents in writing to the Company in a regular basis.

5.             Termination of Employment. Executive’s employment with the Company (“Employment Period”) shall terminate upon the occurrence of any of the following:

5.1           Voluntary Termination by Company or Employee. Either the Company or Employee may terminate the employment relationship at any time, without notice or without requirement for cause.

5.2           Termination for Cause. The employment relationship may be terminated for Cause upon written notice by the Company to Executive. For the purposes of this Section 5.2, “Cause” for termination shall be deemed to exist upon the occurrence of any of the following:

(a)           a good faith finding by the Company that Executive has engaged in any gross negligence, gross misconduct, tortuous act, unlawful act or malfeasance which causes or reasonably could cause material harm to the Company’s standing, condition or reputation;

(b)           Executive’s conviction or entry of nolo contendere to any felony or crime involving moral turpitude, fraud or embezzlement;

(c)           Executive’s material breach of this Agreement, which, if curable in the discretion of the Company’s Board of Directors, is not cured to the reasonable satisfaction of the Company’s Board of Directors within fifteen (15) days following Executive’s receipt of written notice from the Company stating with reasonable specificity the nature of such breach;

(d)           Executive’s failure or refusal to comply with reasonable written policies, standards and regulations established by the Company from time to time which failure, if curable in the discretion of the Company’s Board of Directors, is not cured to the reasonable satisfaction of the Company’s Board of Directors within fifteen (15) days following Executive’s receipt of written notice of such failure from the Company;

(e)           Executive’s willful failure to perform his job duties and/or failure to follow instructions from the Board of Directors, as applicable; or

(f)	Executive’s breach of any of the terms of the Confidentiality Agreement.

5.3           Termination by Employee for Good Reason. The employment relationship may be terminated upon written notice by Executive to the Company for Good Reason (as defined below).

5.4           Death or Disability. The employment relationship will terminate automatically upon Executive’s death or, upon thirty (30) days prior written notice from the Company, in the event of disability. As used in this Agreement, the determination of “disability” shall occur when Executive, due to a physical or mental disability, for a period of 90 consecutive days, or 180 days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both Executive and the Company, provided that if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

6.	Effect of Termination.

6.1           Termination for Cause or Voluntary Termination by Executive. In the event that Executive’s employment is terminated for Cause pursuant to Section 5.2 or at the election of Executive pursuant to Section 5.1, the Company shall have no further obligations under this Agreement other than to pay to Executive the compensation and benefits, including payment for accrued but untaken vacation days, otherwise payable to him under Section 4.1 through the last day of his actual employment by the Company.

6.2           Voluntary Termination by the Company or Termination by Employee for Good Reason.

In the event that Executive’s employment is terminated by the Company pursuant to Section 5.1, or by the Employee for Good Reason pursuant to Section 5.3, the Company shall continue to pay to Executive an amount equivalent to three (3) months of his annual base salary then in effect for three (3) months in the manner set forth in Section 4.1, and payment for accrued but untaken vacation days as of his date of termination of employment, subject to Executive’s continued compliance with the Confidentiality Agreement and execution of a general release of all claims against the Company. In addition, the Company shall continue its contributions toward Executive’s health care, dental, disability and life insurance benefits on the same basis as immediately prior to the date of termination, except as provided below, for a period of three (3) months from the last day of Executive’s employment, subject to Executive’s continued compliance with the Confidentiality Agreement and execution of a general release of all claims against the Company. Notwithstanding the foregoing, the Company shall not be required to provide any health care, dental, disability or life insurance benefit otherwise receivable by Executive pursuant to this Section 6.2 if Executive is actually covered by an substantially similar benefit (at or below the same cost to Executive, if any) from another employer during which continuing benefits are provided pursuant to this Section 6.2. Any such benefit made available to Executive shall be reported to the Company.

6.3           Termination for Death or Disability. In the event that Executive’s employment is terminated by death or because of disability pursuant to Section 5.4, the Company shall pay to Executive’s estate or to Executive, as the case may be, compensation which would otherwise be payable to Executive under Section 4.1 of this Agreement through the end of the month in which such termination occurs, and payment for any accrued but untaken vacation days. Executive or his estate shall be entitled to continue health care benefits under COBRA, at Executive’s cost, to the extent required and available by law. . In addition to the foregoing, in the event of termination pursuant to Section 5.4, any unvested stock and stock options granted by the Company to Executive shall immediately vest as of the date of termination.

6.4	Termination in the Event of a Change in Control.

(a)           In the event Executive’s employment with the Company is terminated by the Company (other than for Cause, disability or death as defined herein) or by Executive for Good Reason (as defined below) within three months before or 12 months following a Change in Control (as defined below), Executive shall be entitled to the following, subject to Executive’s continued compliance with the Confidentiality Agreement and execution of a general release of all claims against the Company:

(i)            Any unvested stock or stock options awarded to Executive by the Company shall immediately vest upon the occurrence of such termination; and

(ii)           the Company shall pay to Executive within fourteen (14) days after delivery of a written notice of his termination any and all compensation which would otherwise be payable to Executive under Section 4.1 of this Agreement through the termination date, and payment for any accrued but untaken vacation days, in each case to the extent not yet paid; and

(iii)         the Company shall pay Executive’s normal post-termination benefits in accordance with the Company’s retirement, insurance and other benefit plan arrangements (including non-qualified deferred compensation plans); and

(iv)          The Company shall pay to Executive the equivalent of his average annual base salary for a period of three (3) month: and

(v)           for six (6) months after Executive’s date of termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue Executive’s health care, dental, disability and life insurance benefits on the same basis as immediately prior to the date of termination; provided, however, the Company shall not be required to provide any health care, dental, disability or life insurance benefit otherwise receivable by Executive pursuant to this Section 6.5(a)(v) if Executive is actually covered by an substantially similar benefit (at or below the same cost to Executive, if any) from another employer during which continuing benefits are provided pursuant to this Section 6.5(a)(v). Any such benefit made available to Executive shall be reported to the Company;

(vi)          to the extent not otherwise paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive following his termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies; provided, however, that the benefits provided under this Section 6.5 shall be in lieu of, and not in addition to, any benefits for which Executive would be otherwise eligible including, without limitation, the severance benefits provided under Section 6.2.

(b)           Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, any cash severance payments otherwise due to Executive pursuant to this Section 6.5 or otherwise on or within the three-month period following Executive’s termination will accrue during such three-month period and will become payable in a lump sum payment on the date three (3) months and one (1) day following the date of Executive’s termination, provided, that such cash severance payments will be paid earlier, at the times and on the terms set forth in the applicable provisions of Section 6.5, if the Company reasonably determines that the imposition of additional tax under Section 409A of the Internal Revenue Code of 1986, as amended, will not apply to an earlier payment of such cash severance payments. In all respects, the definition of “Change in Control” contained herein shall be interpreted and administered so as to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the provisions of United States Treasury (“Treasury”) Notice 2005-1, and any successor statute, regulation and guidance thereto. If the definition of Change in Control is inconsistent with any of the foregoing, the definition of Change in Control in Treasury Notice 2005-1 and any successor Change in Control definition thereto shall be incorporated into this Agreement by reference. In the event the Treasury issues additional guidance which requires modification(s) to the definition of Change in Control to comply with the requirements of Section 409A of the Code and the Treasury guidance issued pursuant to the same or Section 409A of the Code is modified, the Executive and Company shall amend this Agreement by way of mutual agreement to comply with the same.

(c)           Definition of Change in Control. Definition of Change in Control. For purposes of this Agreement, a “Change in Control” shall occur on the date that: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power of the capital stock of Company; (ii) the approval by the stockholders of the sale or disposition by the Company of all or substantially all of the Company’s assets; and (iii) the approval by stockholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a Change of Control shall not be deemed to occur upon (i) the consummation of any private placement of the Company’s securities as part of the Company’s current or subsequently adopted capitalization plan, (ii) any reverse merger to which the Company is a party, or (iii) an IPO of the Company.

(d)           As used herein, “Good Reason” means the occurrence, without Executive’s written consent, of any of the events or circumstances set forth in clauses (i) through (iv) below; provided, however, that Executive must first provide the Company with thirty (30) days’ written notice of the occurrence or existence of an event or circumstance specified below. Executive’s resignation will only be considered for Good Reason if, within thirty (30) days after the Company receives such notice, such event or circumstance has not been fully corrected and Executive has not been reasonably compensated for any losses or damages resulting therefrom

(provided that such right of correction by the Company shall only apply to the first such notice given by Executive).

(i)            the assignment to Executive of duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority or responsibilities in effect immediately prior to such assignment; provided, however that a reduction in Executive’s title, authority or responsibilities following a Change in Control shall not constitute Good Reason unless there also occurs a reduction of Executive’s annual base salary; or

(ii)           a reduction of more than 25% in Executive’s annual base salary or other compensation opportunities under annual or long-term compensation incentive plans as the same may be increased from time to time, provided that this clause (ii) shall not apply to any decrease in compensation opportunities under annual or long-term compensation incentive plans which applies generally to senior executives of the Company; or

(iii)          a change by the Company in the location at which Executive performs Executive’s principal duties for the Company to a new location that is both (A) outside a radius of 50 miles from Executive’s principal residence immediately prior to the date on which such change occurs and (B) more than 50 miles from the location at which Executive performs his principal duties for the Company immediately prior to the date on which such change occurs; or

	(iv)	Any material breach by the Company of this Agreement.
6.5	Limitation on Benefits.

(a)           It is the intention of Executive and the Company that no payments made or benefits provided by the Company to or for the benefit of Executive under this Agreement or any other agreement or plan pursuant to which Executive is entitled to receive payments or benefits shall be non-deductible to the Company by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), relating to golden parachute payments.

(b)           The Company agrees that in the event any payments to Executive pursuant to this Agreement would result in a payment to Executive that would trigger any obligations or penalties under Section 4999 of the United States Internal Revenue Code (“Excise Tax”), if appropriate, the Company shall first submit to its stockholders for approval the transaction that may result in the imposition of the Excise Tax upon Executive in accordance with the regulations of the Internal Revenue Code governing shareholder approval of transactions giving rise to Excise Tax liability. Executive agrees that in connection with the submission to the Company’s stockholders that he will place a sufficient amount of such payments and benefits at risk such that if the Company’s stockholders do not approve such payments and benefits, he will no longer be entitled to receive such payments and benefits and he will return, to the extent necessary, any previously receive payments of benefits.

(c)           Notwithstanding the foregoing, in the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 6.6(c), would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance and other benefits will be either: (A) delivered in full, or (B) delivered as to such lesser extent which would result in no portion of such severance and other benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance and other benefits, notwithstanding that all or some portion of such severance and other benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6.6(c) will be made in writing by the Company’s independent public accountants immediately prior to Change in Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6.6(c), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.6(c). In the event the Accountants determine that this Section 6.6(c) requires a reduction in Executive’s severance or other benefits, Executive will be provided the reasonable opportunity to determine the order in which severance and other benefits will be reduced. If Executive fails to make an appropriate reduction election within the reasonable time period determined by the Board or its committee, in its sole discretion, the order of reduction will be determined by the Board or its committee.

7.             Confidentiality Agreement. As a condition of employment, Executive agrees to sign and comply with the terms of the Company’s Employee Confidential Information and Invention Assignment Agreement (“Confidentiality Agreement”), a copy of which is attached hereto as Exhibit “A”.

8.             Conflicting Obligations. Executive certifies that Executive has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or the Confidentiality Agreement or that would preclude Executive from complying with the provisions of this Agreement or the Confidentiality Agreement. Executive will not enter into any such conflicting agreement during the Employment Period.

9.             Insurance and Indemnification. The Company shall ensure that Executive is added to any officers and directors insurance policy obtained by the Company, under which Executive shall receive usual and customary coverage for all acts undertaken as an officer and director of the Company. In addition, the Company shall indemnify Executive to the fullest extent permitted by law for all costs, damages, fees or other expenses that Executive incurs or potentially may incur in connection with his duties herewith.

10.           Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

11.           Entire Agreement. This Agreement, constitutes the entire agreement between the parties and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement with the exception of the Confidentiality Agreement, and any rights and obligations set forth in any agreements governing Executive’s stock or stock options, including the Company’s stock option plan.

12.           Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

13.           Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Texas.

14.           Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party’s address or facsimile number written below or at such other address or facsimile number as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective 3 business days after mailing in accordance with this Section 14.

If to the Company, to:
BIO-PATH, INC.
3323 Harrison Blvd., Suite 203
Ogden, UT 84403

Attn.: Peter Nielsen Chief Executive Officer
If to Executive, to the last address of Executive provided by Executive to the
Company.
15.	Successors and Assigns.

15.1        Assumption by Successors. In the event of any Change in Control, any successor shall succeed to all of the Company’s duties, obligations, rights and benefits hereunder. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise and whether or not after a Change in Control) to all or substantially all of the business or assets of the Company to assume in writing prior to such succession and to agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

15.2        Successor Benefits. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of Executive are personal and shall not be assigned by him.

16.	Miscellaneous.

16.1        No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

16.2        Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

16.3        Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

16.4        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

/s/ Peter Nielsen
EXECUTIVE
BIO-Path,, Inc.

By:_________________________________

Its: